CERTIFICATE OF CORRECTION
OF
THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SKILLZ INC.

Skillz Inc., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify:

FIRST: The name of the Corporation is Skillz Inc.

SECOND: On December 16, 2020, the Corporation filed with the Secretary of State of the State of Delaware (the “Secretary of State”) the Third Amended and Restated Certificate of Incorporation of the Corporation, as amended by the Certificate of Amendment filed with the Secretary of State on May 18, 2022 (the “Restated Certificate”).

THIRD: The Restated Certificate requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law.

FOURTH: The inaccuracy or defect of the Restated Certificate to be corrected hereby is that the first sentence of the first paragraph of Article IV of the Restated Certificate contains an inaccurate reference to the total number of authorized shares of capital stock of the Corporation in that it fails to reference the Common Stock of the Corporation.

FIFTH: The text of the first sentence of the first paragraph of Article IV of the Restated Certificate is hereby corrected to read in its entirety as follows:

“The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 635,000,000 shares, consisting of (a) 625,000,000 shares of Common Stock, par value $0.0001 per share (“Common Stock”), including (i) 500,000,000 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”) and (ii) 125,000,000 shares of Class B Common Stock, par value $0.0001 per share (“Class B Common Stock”), and (b) 10,000,000 shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”).”

SIXTH: All other provisions of the Restated Certificate remain unchanged.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be executed on this 6th day of April, 2023.

SKILLZ INC.

By: ___/s/ Charlotte Edelman__
Name: Charlotte Edelman
Title: General Counsel and Secretary